Exhibit 10.4

Confidentiality, Non-Competition, and Non-Solicitation Agreement

This Confidentiality, Non-Competition and Non-Solicitation Agreement (“Agreement”) is made by and between Zimmer GmbH (“Employer”) and Katarzyna Mazur-Hofsäss (“Employee”).

Recitals

(A)	For purposes of this Agreement, “Parent” means an entity which is a holding company of or holds a controlling interest in Zimmer, Inc. (“Company” or “ZINC”); “Affiliate” means a subsidiary of Company or the Parent of Company or a company over which Company or any holding company of Company has control, including but not limited to Employer; and the definition of each of Company; Parent and Affiliates, includes any of their successors-in-interest, including, but not limited to, ZINC.

(B)	Company, Parent and the Affiliates (collectively, and each individually “Zimmer Group”) are part of the global holdings of Zimmer Holdings, Inc., a publicly traded corporation incorporated under the laws of the state of Delaware, U.S.A., the primary purpose of which is to serve as the umbrella entity for ZINC. Zimmer Group is engaged in the development, manufacture, distribution, and sale of orthopedic medical and/or oral rehabilitation devices, products, and services.

(C)	By virtue of her position as President EMEA Reconstructive and General Manager of the Employer and with direct reporting responsibilities from the General Managers responsible for the following markets of Germany, Switzerland, Austria and the Netherlands and overall responsibility for the EMEA Regions, the Employee has been and will continue to be granted access and introduced to major customers of Zimmer Group in Europe, Middle East and Africa and will be prominently involved in strategic decision making processes including but not limited to strategic acquisitions, product development, business and marketing strategies as well as price strategies and similar measures, restructuring projects etc. Therefore Zimmer Group has an imminent interest, to protect this information, know-how and its business secrets throughout the term of the Employee’s employment and for a certain period after its termination has taken effect.

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Confidentiality, Non-Competition, and Non-Solicitation Agreement

1.	Confidentiality

1.1	As used herein, “Confidential Information” shall include, but not be limited to, all business, trade, and technical information of Zimmer Group, and of any third party, whether patentable or not, which is of a confidential, trade secret and/or proprietary character and which is either developed by Employee (alone or with others) or to which Employee has had access during its employment with the Zimmer Group.

1.2	Confidential Information includes, without limitation, the following:

(a)	Marketing, sales, and advertising information such as lists of actual or potential customers; customer preference data, marketing and sales techniques, strategies, efforts, and data; merchandising systems and plans; confidential customer information including identification of purchasing personnel, account status, needs and ability to pay; business plans, product development and delivery schedules; market research and forecasts; marketing and advertising plans, techniques, and budgets; overall pricing strategies; the specific advertising programs and strategies utilized, and the success or lack of success of those programs and strategies;

(b)	Organizational information such as personnel and salary data; merger, acquisition and expansion information; restructuring plan information, information concerning methods of operation; and divestiture information;

(c)	Financial information such as product costs; supplier information; overhead costs; profit margins; banking and financing information; and pricing policy practices;

(d)	Technical information such as product specifications, compounds, formulas, improvements, discoveries, developments, designs, inventions, techniques, new products and surgical training methods;

(e)	Information disclosed to Employee as part of a training process;

(f)	Information of third parties provided to Employee subject to non-disclosure restrictions for use in Employee’s business for the Zimmer Group; and

(g)	Any work product created by Employee in rendering services for the Zimmer Group.

1.3	Employee shall not at any time during the continuance of his/her employment with the Zimmer Group or at any time thereafter directly or indirectly use for his/her own purposes or for any purposes other than those of the Zimmer Group, record, divulge, disclose or communicate to any person, company, business entity or other organization or, through any failure to exercise due care and diligence, cause any unauthorized disclosure of, any trade secrets or Confidential Information except as may be necessary for the proper performance of Employee’s duties or as may be specifically authorized in writing by the Employer.

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Confidentiality, Non-Competition, and Non-Solicitation Agreement

1.4	Employee will notify Employer in writing of any circumstances which may constitute unauthorized disclosure, transfer, or use of Confidential Information. Employee will use best efforts to protect Confidential Information from unauthorized disclosure, transfer, or use. Employee will implement and abide by all procedures adopted by the Zimmer Group to prevent unauthorized disclosure, transfer, or use of Confidential Information.

1.5	Upon termination of his/her employment with the Zimmer Group (for whatever reason), and at any other time at Employer’s request, Employee shall, without retaining any copies or other record thereof, deliver to Employer or any person Employer may nominate each and every document and all other material of whatever nature in the possession or under the control of Employee containing or relating directly or indirectly to any Confidential Information.

1.6	The confidentiality undertaking set forth in this Section 1 shall cease to apply to any information which shall become available to the public generally otherwise than through the default of Employee.

2.	Non-Competition, Non-Solicitation

2.1	Employee shall not, for as long as he/she remains an employee of the Zimmer Group and during a period of 18 months from the taking effect of the termination of his/her employment with the Zimmer Group (“Non-Competition Period”), alone, or jointly with, or as manager, agent for, or employee of any person or as a shareholder directly or indirectly carry on or be engaged, concerned or interested in any business competitive to the business of Zimmer Group with an effect in Switzerland, the European Community and the EFTA States or any other country for which Employee possesses and will possess knowledge of Confidential Information. Without limiting the generality of the foregoing, the non-compete undertaking set forth in this Section 2.1 shall apply to any product competing with the Zimmer Group’s product lines and in particular but not limited to products of Johnson & Johnson (DePuy, Synthes), Stryker, Smith & Nephew, Biomet, Mathys, Wright Medical, Tornier and Exactech including their respective affiliates and subsidiaries, assignees, and successors (also as a consequence of de-mergers or spin-offs). The Employee acknowledges and agrees that the making available of Confidential Information to competitors of Zimmer Group will considerably harm Zimmer Group’s business.

2.2	Employee shall not during the Non-Competition Period (i) solicit, induce or attempt to induce any person who is an employee of the Zimmer Group to leave the Zimmer Group or to engage in any business that competes with the Zimmer Group; (ii) hire or assist in the hiring of any person who is an employee of the Zimmer Group to work for any business that competes with the Zimmer Group, or (iii) solicit, induce or attempt to induce any person or company that is a customer of the Zimmer Group to discontinue or modify its customer relationship with the Zimmer Group.

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Confidentiality, Non-Competition, and Non-Solicitation Agreement

3.	Non-Competition Period Payments

3.1	To the extent Employee is unable to obtain employment consistent with Employee’s training and education solely because of the provisions of this Agreement, the following terms will apply upon expiration of any severance benefits to which Employee is otherwise eligible to receive (“Non-Competition Period Payments”):

(a)	Employer will make payments to Employee equal to Employee’s monthly base pay at the time of Employee’s termination (exclusive of bonus, extra compensation and, any other employee benefits) for each month of such unemployment through the end of the Non-Competition Period which shall in no event be less than 50% of the Employees pro-rated annual income on a monthly basis (inclusive of bonus, extra compensation and, any other employee benefits);

(b)	to the extent Employee is able to obtain employment which does not violate this Agreement, but solely because of this Agreement, the monthly base pay for the replacement employment is less than Employee’s monthly base pay at the time of Employee’s termination (as calculated in accordance with 3.1 (a) above), Employer agrees to pay the difference for each such month through the end of the Non-Competition Period. A reduction of the Non-competition Period Payments shall only take place to the extent the aggregate compensation exceeds 110% of the Employee’s former monthly income (inclusive of bonus, extra compensation and, any other employee benefits);

(c)

on the 15th day of each month of such unemployment, Employee will give Employer a detailed written account of Employee’s efforts to obtain employment and an explanation exclusively attributing Employee’s inability to obtain replacement employment to the provisions of this Agreement.

3.2	In the event of Employee’s breach, Employee agrees that Employee will still be bound by all of the provisions set forth in this Agreement, including, but not limited to, the non-competition, non-solicitation, non-disparagement and non-disclosure covenants, until the end of the Non-Competition Period. Zimmer Group reserves the right to release Employee from Employee’s non-competition obligations set forth in this Agreement during the Non-Competition Period respecting a notice period of six (6) months after which Employer’s payment obligations under this Section 3 shall cease immediately and Employee shall not be entitled to any Non-Competition Period Payment or other compensation.

4.	Remedies

4.1

For each violation of the covenants set forth in Section 1 and/or 2, Employee shall pay to Employer or, at Employer’s instruction, any other affiliate of the Zimmer Group, and amount corresponding to 50 % of the Employee’s last annual salary at the time of Employee’s termination (inclusive bonus payments, extra compensation and any other employee benefits) as liquidated damages plus such additional

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Confidentiality, Non-Competition, and Non-Solicitation Agreement

damages as may be incurred by Employer and/or any other affiliate of the Zimmer Group. The payment of this sum shall not operate as a waiver of the above obligations. Employer and/or any other affiliate of the Zimmer Group shall, in addition to all other damages, be entitled to obtain a court’s order for specific performance, as well as adequate injunctive relief or any other adequate judicial measure, to immediately stop such violation.

4.2	To the extent that Employee breaches any provision of this Agreement during the Non-Competition Period and/or fails to timely submit the written account required by Section 3, Employer reserves, in addition to all other relief to which Employer shall be entitled, the right to cease making any Non-Competition Period Payments.

5.	Miscellaneous

5.1	This Agreement constitutes and expresses the entire agreement between the Parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous oral or written agreements, representations, understandings and the like between the Parties.

5.2	This Agreement may not be modified, amended, altered or supplemented, in whole or in part, except by a written agreement signed by the Parties.

5.3	If any provision of this Agreement is found by any competent authority to be void, invalid or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force. In this event, the Agreement shall be construed, and, if necessary, amended in a way to give effect to, or to approximate, or to achieve a result which is as close as legally possible to the result intended by the provision hereof determined to be void, illegal or unenforceable.

6.	Waiver

The Employer may at his sole discretion waive all or certain of the restrictions under this Agreement within 2 weeks after it has received or issued the notice of termination by/to the Employee. In case the Non-Competition restriction is waived, the Employee is aware that there will be no entitlements to Non-Competition Period Payments under clause 3 of this Agreement.

7.	Governing Law and Jurisdiction

7.1	This Agreement shall be governed by, interpreted and construed in accordance with the substantive laws of Switzerland.

7.2	The ordinary courts and the domicile of Employer competent shall have exclusive jurisdiction of all disputes arising out of or in connection with this Agreement.

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Confidentiality, Non-Competition, and Non-Solicitation Agreement

Employee’s signature below indicates that Employee has read the entire Agreement, Employee understands what Employee is signing, and is signing it voluntarily. Employee agrees that Zimmer Group advised Employee to consult with an attorney prior to signing the Agreement. This Agreement replaces and restates the agreement with the same subject matter concluded on February 1, 2010, and taking into account the Employee’s increasing knowledge of and access to Confidential Information.

This Agreement enters into force on the later date set-out below.

Winterthur, February 22, 2010

Zimmer GmbH

/s/ Guillaume Génin	/s/ Asif Hussain
Guillaume Génin	Asif Hussain
Vice President l EMEA Counsel	VP Human Resources EMEA

“Employee”

/s/ Katarzyna Mazur-Hofsäss
Katarzyna Mazur-Hofsäss

Date: 29 February 2012